Federal Home Loan Bank of Des Moines
news release

FOR IMMEDIATE RELEASE
Date: October 29, 2014
Contact: Megan Feld
515.281.1159
mfeld@fhlbdm.com

FHLB Des Moines Reports Third Quarter 2014 Preliminary Unaudited Financial Results

(Des Moines, Iowa) - The Federal Home Loan Bank of Des Moines (the Bank) today released preliminary unaudited financial highlights for the quarter ended September 30, 2014. The Bank expects to file its Third Quarter 2014 Form 10-Q with the Securities and Exchange Commission (SEC) on or about November 12, 2014.

Operating Results

For the three and nine months ended September 30, 2014, the Bank recorded net income of $26.6 million and $90.6 million compared to $30.1 million and $73.1 million for the same periods in 2013. The Bank's net income was primarily driven by net interest income and other (loss) income.

The Bank's net interest income totaled $64.0 million and $176.7 million for the three and nine months ended September 30, 2014 compared to $50.7 million and $154.7 million for the same periods last year. The increase was primarily due to an increase in interest income resulting from higher advance and mortgage-backed security volumes.

The Bank's net interest margin was 0.28 percent and 0.30 percent during the three and nine months ended September 30, 2014 compared with 0.39 percent and 0.42 percent for the same periods last year. The decline was primarily due to reduced yields on the Bank's interest-earning assets driven by the low interest rate environment and higher volumes of advances and short-term investments that generate lower margins when compared to the majority of the Bank's other interest-earning assets. The decline was partially offset by lower yields paid on the Bank's interest-bearing liabilities.

The Bank utilizes an allowance for credit losses to reserve for estimated losses in its conventional mortgage loan portfolio. During the three and nine months ended September 30, 2014, the Bank recorded reversals for credit losses on its mortgage loans of $1.4 million and $1.7 million due to a reduction in loan delinquencies and improvements in housing market forecasts. During the three and nine months ended September 30, 2013, the Bank did not record a provision or reversal for credit losses on its mortgage loans.

The Bank's other (loss) income totaled ($18.1) million and ($29.3) million for the three and nine months ended September 30, 2014 compared to ($3.4) million and ($30.8) million for the same periods last year. The primary drivers of other (loss) income were losses on derivatives and hedging activities, gains on investment securities, and losses from the extinguishment of debt as described on the next page.

The Bank utilizes derivative instruments to manage interest rate risk, including mortgage prepayment risk. Accounting rules require all derivatives to be recorded at fair value and therefore the Bank may be subject to income statement volatility. During the three and nine months ended September 30, 2014, the Bank recorded losses of $16.8 million and $78.8 million on its derivatives and hedging activities through other (loss) income compared to gains of $2.3 million and $72.3 million during the same periods last year. These fair value changes were primarily attributable to the impact of changes in interest rates on fair value hedge relationships and on interest rate swaps that the Bank utilizes to economically hedge its trading securities portfolio.

Trading securities are recorded at fair value with changes in fair value reflected through other (loss) income. During the three and nine months ended September 30, 2014, the Bank recorded gains on trading securities of $0.7 million and $47.2 million compared to losses of $7.8 million and $87.1 million for the same periods in 2013. These changes in fair value were primarily due to the impact of interest rates and credit spreads on the Bank's fixed rate trading securities and were partially offset by changes in fair value on derivatives that the Bank utilizes to economically hedge these securities as noted above. In addition, during the three and nine months ended September 30, 2014, the Bank sold held-to-maturity and available-for-sale securities and realized gains of $6.4 million and $9.7 million. The Bank sold available-for-sale securities during the three and nine months ended September 30, 2013 and realized gains of $1.1 million and $3.0 million.

The Bank also extinguishes higher-costing debt from time to time in an effort to better match its projected asset cash flows and to reduce its future interest costs. During the three and nine months ended September 30, 2014, the Bank extinguished consolidated obligation bonds with a total par value of $91.3 million and $115.0 million and recognized losses of $10.0 million and $12.7 million through other (loss) income. During the three months ended September 30, 2013, the Bank did not extinguish any debt. During the nine months ended September 30, 2013, the Bank extinguished consolidated obligation bonds with a total par value of $162.1 million and recorded losses of $25.7 million.

Balance Sheet Highlights

The Bank's total assets increased to $98.4 billion at September 30, 2014 from $73.0 billion at December 31, 2013 due primarily to an increase in advances, short-term liquid assets and long-term investments. Advances increased due to borrowings from a wide range of members, primarily driven by advances to large depository institutions. Short-term liquid assets, including cash and money-market investments, increased $2.9 billion at September 30, 2014 due to an increase in liquidity needs from the higher advance volumes. Long-term investments increased $2.6 billion due to the purchase of government-sponsored enterprises and other U.S. obligation mortgage-backed securities during the year. Total liabilities increased to $94.1 billion at September 30, 2014 from $69.5 billion at December 31, 2013 due primarily to an increase in consolidated obligations issued to fund the growth in advances. Total capital increased to $4.3 billion at September 30, 2014 from $3.5 billion at December 31, 2013. The increase was primarily due to additional activity-based capital stock outstanding driven by the increase in advances.

Additional financial information will be provided in the Bank's Third Quarter 2014 Form 10-Q available at www.fhlbdm.com or www.sec.gov on or about November 12, 2014.

Dividend

In November, the Board of Directors is scheduled to review and approve the third quarter 2014 dividend. A dividend announcement is expected on or about November 12, 2014.

Federal Home Loan Bank of Des Moines Financial Highlights (unaudited)
	September 30,	December 31,
Statements of Condition (dollars in millions)	2014	2013
Cash	$9,478	$448
Advances	64,220	45,650
Investments	17,948	20,131
Mortgage loans held for portfolio, net	6,524	6,557
Total assets	98,399	73,004
Consolidated obligations	93,190	68,332
Total liabilities	94,079	69,547
Total capital stock - Class B putable	3,456	2,692
Retained earnings	712	678
Accumulated other comprehensive income	152	87
Total capital	4,320	3,457
Total regulatory capital[1]	4,176	3,379

1    Total regulatory capital includes all capital stock, mandatorily redeemable capital stock, and retained earnings.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Operating Results (dollars in millions)	2014	2013	2014	2013
Net interest income	$64.0	$50.7	$176.7	$154.7
Reversal for credit losses on mortgage loans	(1.4)	—	(1.7)	—
Other (loss) income	(18.1)	(3.4)	(29.3)	(30.8)
Other expense	17.7	13.9	48.4	42.7
Total assessments	3.0	3.3	10.1	8.1
Net income	26.6	30.1	90.6	73.1
Performance Ratios
Net interest margin	0.28%	0.39%	0.30%	0.42%
Return on average equity	2.69%	4.12%	3.32%	3.45%
Return on average capital stock	3.43%	5.49%	4.27%	4.72%
Return on average assets	0.12%	0.23%	0.15%	0.20%
Regulatory capital ratio	4.24%	5.16%	4.24%	5.16%

The selected financial data above should be read in conjunction with the financial statements and notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in the Bank's Third Quarter 2014 Form 10-Q expected to be filed on or about November 12, 2014 with the SEC.

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Statements contained in this announcement, including statements describing the objectives, projections, estimates, or future predictions in the Bank's operations, may be forward-looking statements. These statements may be identified by the use of forward-looking terminology, such as believes, projects, expects, anticipates, estimates, intends, strategy, plan, could, should, may, and will or their negatives or other variations on these terms. By their nature, forward-looking statements involve risk or uncertainty and actual results could differ materially from those expressed or implied or could affect the extent to which a particular objective, projection, estimate, or prediction is realized.

The Bank is a wholesale cooperative bank that provides low-cost, short- and long-term funding and community lending to nearly 1,200 members, including commercial banks, saving institutions, credit unions, insurance companies, and community development financial institutions. The Bank is wholly owned by its members and receives no taxpayer funding. The Bank serves Iowa, Minnesota, Missouri, North Dakota, and South Dakota and is one of twelve regional Banks that make up the Federal Home Loan Bank System.